Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 21, 2026, which includes an explanatory paragraph related to Burtech Acquisition Corp II’s ability to continue as a going concern, relating to the financial statements of Burtech Acquisition Corp II as of December 31, 2025 and for the period from August 20, 2025 (inception) through December 31, 2025, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
April 21, 2026